UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 2, 2000

COREL CORPORATION
(Exact name of registrant as specified in its charter)

Canada
(State of Other Jurisdiction of Incorporation)

0-20562	Not Applicable
(Commission File Number)	(I.R.S. Employer Identification Number)

1600 Carling Avenue
Ottawa, Ontario, Canada    KIZ 8R7
(Address of principal executive offices including zip code)

(613) 728-8200
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5.

On October 2, 2000, the Corporation announced that it has formed a strategic alliance with Microsoft Corporation that will see the two companies expand their relationship to encompass projects related to Microsoft's new .NET initiative.

As part of this expanded relationship, Microsoft has purchased 24 million non-voting convertible preferred shares (the "Series A Shares") at a purchase price of U.S. $5.625 per share or a total purchase price of U.S. $135 million. The companies will also work together to support the development, testing and marketing of new products related to the .NET platform. Joint-marketing initiatives will include participation in product launches and trade show events and representation on mutual Web sites. In addition, both companies have agreed to settle certain legal issues between the Corporation and Microsoft.

The terms of the Series A Shares provide that the Series A Shares are non-voting. Each Series A Share will be convertible into one common share of the Corporation, but the Series A Shares may not be converted to the Corporation's common shares while Microsoft or any of its affiliates or associates is the holder of the Series A Shares. The Series A Shares have a liquidation preference of U.S.$5.625 per share and are entitled to the same dividends as the Corporation's board of directors, in its discretion, may decide to pay on the common shares. Pursuant to the purchase agreement, the Corporation also agreed to provide certain registration rights with respect to the resale of the common shares of the Corporation issued upon any conversion of the Series A Shares.

See attached Exhibits 99.1- Press Release, 99.2 - Purchase Agreement, 99.3 - Registration Rights Agreement and 99.4 - Technology Support and Settlement Agreement.

Item 7. Financial Statements, Pro Forma Information and Exhibits

EXHIBITS.

(c) Exhibits

99.1 Press Release issued by Corel Corporation on September 19, 2000.

99.2 Purchase Agreement .

99.3 Registration Rights Agreeement.

99.4 Technology Support and Settlement Agreement.

SIGNATURES

Pursuant to the requirement of the Security Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 11, 2000

COREL CORPORATION

(Registrant)

By:	/s/John Blaine

John Blaine
Chief Financial Officer, Executive Vice President Finance and Treasurer
(Principal Accounting Officer)